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                                                                    EXHIBIT 99.1

                           [GENEVA STEEL LETTERHEAD]



Press Release

             GENEVA STEEL LLC OBTAINS CONSENT TO THE RELEASE OF CASH
                   COLLATERAL AGREEMENT FROM TERM LOAN LENDERS

        VINEYARD, UTAH, JANUARY 18, 2002 (NASDAQ SMALLCAP: GNVH): On January 16, 2002, Geneva Steel LLC ("Geneva"), a wholly owned subsidiary of Geneva Steel Holdings Corp., obtained a consent to the release of cash collateral agreement from the lenders under its $110 million term loan, which is 85% guaranteed pursuant to the Emergency Steel Loan Guarantee Program. The term loan is secured by a first-priority lien on Geneva's accounts receivable, inventory and fixed assets. The consent permits Geneva, upon written request to the lenders for release of collateral, to use up to $2.4 million of the proceeds from the sale of inventory and collection of accounts receivable through January 23, 2002, in accordance with an agreed upon budget. This consent may be terminated upon the commencement of a bankruptcy proceeding by Geneva or 24 hours following written notice to Geneva of certain circumstances justifying such termination, if such circumstances have not been cured. Geneva and the term loan lenders are currently negotiating an arrangement for the use of cash collateral over a more extended period. There can be no assurance that these amounts will be sufficient, if released, to fund the Company's operations or that the Company will obtain any relief beyond January 23, 2002.

        This press release contains certain forward-looking statements with respect to the Company that are subject to risks and uncertainties that include, but are not


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limited to, those identified in the Company's press releases or discussed from time to time in the Company's Securities and Exchange Commission filings, including the risks identified in the Company's Report on Form 10-Q for the period ended September 30, 2001 filed November 19, 2001. For example, such risks and uncertainties include the ability of Geneva to comply with its term loan and related agreements, including the consent to release of cash collateral; the availability of proceeds from the collateral for use by the Company; the Company's ability to maintain sufficient cash flow and liquidity and the availability and accessibility of financing at affordable levels for the Company; continued cooperation of the Company's vendors; market conditions for steel, including future pricing and volume levels, the outcome of trade cases, import levels, demand levels, and domestic competition; the future ability of the Company to meet the needs of its customers; the ability of the Company to successfully compete in the steel industry and the ability to tightly control expenditures.

        Geneva owns an integrated steel mill in Vineyard, Utah. The Company's products include steel plate, hot-rolled coil, pipe and slabs for sale primarily in the Western and Central United States.

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